March 20, 2006	VIA FACSIMILE and FEDERAL EXPRESS	EXHIBIT 99.1
Dr. George C. Zoley, Chairman and CEO
And Board of Directors
The GEO Group, Inc.
One Park Place, Suite 700
621 Northwest 53rd Street
Boca Raton, Florida 33487
Dr. George Zoley and Board of Directors of The GEO Group, Inc.:
     We have reviewed Dr. Zoley’s letter, dated March 13, 2006, to the Board of CentraCore Properties Trust (“CPT”), as well as the transcript of The GEO Group, Inc.’s (“GEO”) fourth quarter 2005 earnings conference call containing the announcements communicated in Dr. Zoley’s letter. The Board of Trustees of CPT has asked me to respond.
     Given the long standing, cordial relationship our companies have enjoyed, CPT regrets Dr. Zoley’s decision to make GEO’s announcement regarding the business relationship between our firms in a public forum and in such negative terms without first addressing the subject of his letter with CPT directly. As GEO is a valued lessee of CPT, we remain committed to working with GEO to maintain the full and profitable utilization of our properties.
     Some in the marketplace apparently viewed Dr. Zoley’s announcement as a threat to CPT and possibly as the end of the relationship between our companies. We suggest that CPT’s recent agreements with GEO to finance the $23 million Lawton expansion and to extend the Lawton lease to 2016, and to extend the McFarland lease to 2016 at newly negotiated rates and terms, are examples of a good working and ongoing relationship between us. If the market has distorted or misinterpreted Dr. Zoley’s public statements, we encourage GEO to correct the record.
     Dr. Zoley states in his letter that he is seeking what is best for your shareholders. Of course we must do the same. The relationship between CPT and GEO is one of lessor/lessee under our leases and optionee/optionor under the Right to Purchase Agreement. CPT will vigorously pursue its rights under the leases and the Right to Purchase Agreement as we see appropriate to serve the best interests of our shareholders. In this regard, we were also somewhat puzzled by the public announcement of GEO’s intention “to not renew” the Right to Purchase Agreement between us, “thus eliminating GEO’s obligations” beyond 2013, since, as you must know, this agreement contains no renewal or extension provisions and expires by its terms in 2013.
     While we value our relationship with GEO, CPT has publicly stated our interest in diversifying our portfolio by entering into leases with other private correctional facility operators or leasing facilities directly to governmental entities. Indeed, since Dr. Zoley’s announcement regarding the possibility of GEO electing not to renew certain CPT leases that are due to expire in April 2008, we have received increased indications of interest in the future availability of several of our properties currently leased to GEO.
     We have been and continue to be open to discussing with GEO property renewals or any other issues pertaining to the relationship of our respective firms at any time. Please note, however, that we do not believe it to be productive for these business discussions to proceed in a public forum in the future. Accordingly, if you have any questions, or desire to discuss any matters pertaining to our properties, agreements or overall relationship with GEO, you are encouraged to contact us directly.

Very truly yours,
/s/ Charles R. Jones
Charles R. Jones, President and CEO
CentraCore Properties Trust